Exhibit No. 20


     Unaudited pro forma Boise Cascade Corporation and
Subsidiaries financial information, including: condensed balance sheet as of September 30, 1995; consolidated statement of income for the nine months ended September 30, 1995; consolidated statement of loss for the twelve months ended December 31, 1994;
and notes to unaudited pro forma financial information.

            Unaudited Pro Forma Boise Cascade Corporation
                          and Subsidiaries
                        Financial Information


The following unaudited pro forma consolidated condensed balance sheet as of September 30, 1995, and the unaudited pro forma consolidated statements of income (loss) for the nine months ended September 30, 1995, and the twelve months ended December 31, 1994, give effect to the following transactions:

On October 13, 1994, the Company's Canadian subsidiary, Rainy River Forest Products Inc., ("Rainy River"), completed an initial public offering of units (the "Units") of its equity and debt securities. Concurrently with the sale of the Units, Rainy River also sold to the public US$110,000,000 aggregate principal amount of 10 3/4% Senior Secured Notes due 2001 (the "Senior Notes").

The sale of Cdn. $420,000,000 of Units consisted of 14,000,000 newly issued common shares of Rainy River sold to the public for an aggregate offering price of Cdn. $210,000,000 and Cdn. $210,000,000 principal amount 8.0% Convertible Unsecured Subordinated Debentures due October 15, 2004 (the "Convertible Debentures") sold to the public at 100% of the principal amount thereof plus accrued interest, if any. Net proceeds to Rainy River, after payment of underwriters' fees, from the Units offering was Cdn. $199,500,000 with respect to the common shares and Cdn. $199,500,000 with respect to the Convertible Debentures. The initial public offering price of the Units was determined through negotiations between Rainy River and the underwriters. The Units were separated into common shares and Convertible Debentures at the closing of the Units offering.

The common shares sold represented approximately 51% of the total outstanding voting common shares and approximately 40.34% of the total outstanding equity of Rainy River. As a result, the Company owned 49% of the outstanding voting common shares and 59.66% of the total equity of Rainy River.

Rainy River owned and operated a newsprint mill in Kenora, Ontario, Canada, and an uncoated groundwood papers mill in Fort Frances, Ontario, Canada. On September 28, 1994, Rainy River acquired as part of its reorganization and refinancing, including the sale of the Units and the Senior Notes, the Company's West Tacoma, Washington, newsprint mill and its associated working capital. On the same date, Rainy River also acquired the newsprint and uncoated groundwood papers marketing and sales organization of the Company. The Company recorded a receivable of approximately US$148,000,000 from Rainy River as consideration for these transactions. Rainy River and the Company also entered into an agreement whereby Rainy River will purchase from the Company, at a brokerage discount for resale to customers of Rainy River, all of the newsprint produced at the Company's mill located at DeRidder, Louisiana, for which orders have been received by Rainy River.

On October 13, 1994 the Company received cash of US$181,724,000 from Rainy River which included payment of the consideration for these transactions and repayment of cash advances.

Since the Company no longer exercised control, Rainy River was accounted for on the equity method retroactive to January 1, 1994, in the Company's historical consolidated financial statements.

In the second quarter of 1995, the Company provided US$32,500,000 of income taxes for the tax effect of the difference in the book and tax bases of its stock ownership in Rainy River.

On November 1, 1995, the Company announced that the merger of Rainy River and Stone-Consolidated Corporation was completed.
The new company will continue to do business as Stone-Consolidated Corporation ("Stone-Consolidated"). As a result of the transaction, Boise Cascade received approximately US$183,482,000. The Company will use the proceeds from this transaction to reduce debt, make capital investments, and enhance shareholder returns.

The Company holds approximately 6,600,000 shares of Stone-Consolidated common stock valued on November 1, 1995, at approximately US$102,099,000, and representing approximately 6.4% of Stone-Consolidated's outstanding common stock. In addition, the Company holds approximately 2,800,000 shares of Stone-Consolidated's redeemable preferred stock valued on November 1, 1995, at approximately US$45,742,000. The Company will account for its holdings in Stone-Consolidated on the cost method.

The unaudited pro forma consolidated financial information is presented as if these transactions had been completed as of September 30, 1995, for the pro forma consolidated condensed balance sheet and as of the first day of each period for which pro forma consolidated statements of income (loss) are presented.

The pro forma financial information does not purport to be indicative of the actual financial position as it will finally be recorded, or the results of operations which would actually have been reported if the transactions had occurred on the dates or for the periods indicated, or which may be reported in the future. The pro forma financial information should be read in conjunction with the separate historical consolidated financial statements and the related notes to such financial statements of Boise Cascade and Rainy River.

                               Boise Cascade Corporation and Subsidiaries
                                    Pro Forma Condensed Balance Sheet
                                           September 30, 1995
                                        (expressed in thousands)
                                               (unaudited)


                                              Historical                             Pro Forma
                                    Boise Cascade     Investment                   Boise Cascade
                                   Corporation and        in          Pro Forma    Corporation and
                                    Subsidiaries     Rainy River     Adjustments    Subsidiaries
                                      (Note 1)                (Note 2)
ASSETS

Current
  Cash and cash items                $   45,778      $     -        $                $   45,778
  Short-term investments                 28,609            -              -              28,609
                                     __________      __________     __________       __________
                                         74,387            -                             74,387
  Receivables, net                      509,236            -              -             509,236
  Inventories                           474,550            -              -             474,550
  Deferred income tax benefits           79,356            -              -              79,356
  Other                                  25,350            -           147,841 (c)      173,191
                                     __________      __________     __________       __________
                                      1,162,879            -           147,841        1,310,720
                                     __________      __________     __________       __________
Property
  Property and equipment              4,702,597            -              -           4,702,597
  Accumulated depreciation           (2,193,494)           -              -          (2,193,494)
                                     __________      __________     __________       __________
                                      2,509,103            -              -           2,509,103
  Timber, timberlands, and timber
    deposits                            399,528            -              -             399,528
                                     __________      __________     __________       __________
                                      2,908,631            -              -           2,908,631
                                     __________      __________     __________       __________
Investments in equity affiliates        251,446        (227,406)(a)       -              24,040
Other assets                            301,032            -              -             301,032
                                     __________      __________     __________       __________
  Total assets                       $4,623,988      $ (227,406)    $  147,841       $4,544,423

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
  Notes payable                      $  183,000      $     -        $     -          $  183,000
  Current portion of long-term debt         609            -              -                 609
  Accounts payable                      352,321            -              -             352,321
  Accrued liabilities                   323,308            -            33,526 (d)      356,834
                                     __________      __________     __________       __________
                                        859,238            -            33,526          892,764
                                     __________      __________     __________       __________
Debt
  Long-term debt, less current
    portion                           1,268,423            -          (183,482)(b)    1,084,941
  Guarantee of ESOP debt                228,212            -              -             228,212
                                     __________      __________     __________       __________
                                      1,496,635            -          (183,482)       1,313,153
                                     __________      __________     __________       __________
Other
  Deferred income taxes                 306,340           4,269 (a)      9,194 (d)      319,803
  Other long-term liabilities           256,851            -              -             256,851
                                     __________      __________     __________       __________
                                        563,191           4,269          9,194          576,654
                                     __________      __________     __________       __________
Minority interest                        64,968            -              -              64,968
                                     __________      __________     __________       __________
Shareholders' equity
  Preferred stock                       563,897            -              -             563,897
  Deferred ESOP benefit                (228,212)           -              -            (228,212)
  Common stock                          120,142            -              -             120,142
  Additional paid-in capital            202,870            -              -             202,870
  Retained earnings                     981,259           7,928 (a)     49,000 (d)    1,038,187
                                     __________      __________     __________       __________
    Total shareholders' equity        1,639,956           7,928         49,000        1,696,884
                                     __________      __________     __________       __________
  Total liabilities and
    shareholders' equity             $4,623,988      $   12,197     $  (91,762)      $4,544,423

                               Boise Cascade Corporation and Subsidiaries
                                      Pro Forma Statement of Income
                                  Nine Months Ended September 30, 1995
                           (expressed in thousands, except earnings per share)
                                               (unaudited)


                                             Historical                               Pro Forma
                                    Boise Cascade   Equity in Net                   Boise Cascade
                                   Corporation and    Income of      Pro Forma     Corporation and
                                    Subsidiaries     Rainy River    Adjustments     Subsidiaries
                                      (Note 1)                (Note 3)

Revenues
  Sales                              $3,832,270      $     -        $     -          $3,832,270
  Other expense, net                    (17,310)           -              -             (17,310)
                                     __________      __________     __________       __________
                                      3,814,960            -              -           3,814,960
                                     __________      __________     __________       __________
Cost and expenses
  Materials, labor, and other
    operating expenses                2,841,890            -              -           2,841,890
  Depreciation and cost of company
    timber harvested                    182,750            -              -             182,750
  Selling and administrative
    expenses                            315,150            -              -             315,150
                                     __________      __________     __________       __________
                                      3,339,790            -              -           3,339,790
                                     __________      __________     __________       __________
Equity in net income
  of affiliates                          33,310         (30,366)(a)       -               2,944
                                     __________      __________     __________       __________

Income from operations                  508,480         (30,366)          -             478,114
                                     __________      __________     __________       __________

  Interest expense                     (105,380)           -             9,495 (b)      (95,885)
  Interest income                         2,210            -             2,745 (c)        4,955
  Foreign exchange gain                      20            -              -                  20
  Gain on subsidiaries'
    issuance of stock                    66,160            -              -              66,160
                                     __________      __________     __________       __________
                                        (36,990)           -            12,240          (24,750)
                                     __________      __________     __________       __________

Income before income taxes
  and minority interest                 471,490         (30,366)        12,240          453,364
    Income tax provision               (186,520)         10,628 (a)     (3,694)(b)     (148,154)
                                           -               -            (1,068)(c)         -
                                           -               -            32,500 (d)         -
                                     __________      __________     __________       __________
Income before minority interest         284,970         (19,738)        39,978          305,210

Minority interest, net of income
  tax                                    (3,530)           -              -              (3,530)
                                     __________      __________     __________       __________

Net income                           $  281,440      $  (19,738)    $   39,978       $  301,680

Primary net income per share         $     4.78                                      $     5.15

Fully diluted net income per share   $     4.32                                      $     4.65

Average primary common shares            54,886                                          54,886

Average fully diluted common shares      61,667                                          61,667

                               Boise Cascade Corporation and Subsidiaries
                                       Pro Forma Statement of Loss
                                  Twelve Months Ended December 31, 1994
                           (expressed in thousands, except earnings per share)
                                               (unaudited)


                                             Historical                                Pro Forma
                                     Boise Cascade     Equity in                     Boise Cascade
                                    Corporation and   Net Loss of    Pro Forma      Corporation and
                                     Subsidiaries     Rainy River    Adjustments      Subsidiaries
                                       (Note 1)               (Note 4)

Revenues
  Sales                              $4,140,390      $     -        $   (5,450)(b)   $4,134,940
  Other income, net                       1,360            -              -               1,360
                                     __________      __________     __________       __________
                                      4,141,750            -            (5,450)       4,136,300
                                     __________      __________     __________       __________


Cost and expenses
  Materials, labor, and other
    operating expenses                3,453,730            -             1,460 (c)    3,455,190
  Depreciation and cost of company
    timber harvested                    236,430            -              -             236,430
  Selling and administrative
    expenses                            336,970            -              -             336,970
                                     __________      __________     __________       __________
                                      4,027,130            -             1,460        4,028,590
                                     __________      __________     __________       __________

Equity in net income (loss)
  of affiliates                         (22,930)         26,794 (a)       -               3,864
                                     __________      __________     __________       __________

Income from operations                   91,690          26,794         (6,910)         111,574
                                     __________      __________     __________       __________

  Interest expense                     (147,800)           -            12,660 (d)     (128,260)
                                           -               -             6,880 (d)         -
  Interest income                         1,690            -             3,659 (e)        5,349
  Foreign exchange loss                    (130)           -              -                (130)
  Loss on subsidiary's sale of
    stock                               (10,200)           -            10,200 (f)         -
                                     __________      __________     __________       __________
                                       (156,440)           -            33,399         (123,041)
                                     __________      __________     __________       __________

Loss before income taxes                (64,750)         26,794         26,489          (11,467)
  Income tax benefit                      2,140          (9,378)(a)     20,200 (g)        2,659
                                           -               -           (10,303)(h)         -
                                     __________      __________     __________       __________
Net loss                             $  (62,610)     $   17,416     $   36,386       $   (8,808)

Primary and fully diluted
  net loss per share                 $    (3.08)                                     $    (1.67)

Average common shares                    38,110                                          38,110

             Boise Cascade Corporation and Subsidiaries
              Notes to Pro Forma Financial Information
                             (unaudited)

1.   Basis of Reporting

     The accompanying pro forma consolidated condensed balance sheet as of September 30, 1995, and the pro forma consolidated statements of income (loss) for the nine months ended September 30, 1995, and the year ended December 31, 1994, give effect to the following transactions:

     On October 13, 1994, the Company's Canadian subsidiary, Rainy River Forest Products Inc., ("Rainy River"), completed an initial public offering of units (the "Units") of its equity and debt securities. Concurrently with the sale of the Units, Rainy River also sold to the public US$110,000,000 aggregate principal amount of 10 3/4% Senior Secured Notes due 2001 (the "Senior Notes").

     The sale of Cdn. $420,000,000 of Units consisted of 14,000,000 newly issued common shares of Rainy River sold to the public for an aggregate offering price of Cdn. $210,000,000 and Cdn. $210,000,000 principal amount 8.0%
     Convertible Unsecured Subordinated Debentures due
     October 15, 2004 (the "Convertible Debentures") sold to the public at 100% of the principal amount thereof plus accrued interest, if any. Net proceeds to Rainy River, after payment of underwriters' fees, from the Units offering was Cdn. $199,500,000 with respect to the common shares and Cdn. $199,500,000 with respect to the Convertible Debentures. The initial public offering price of the Units was determined through negotiations between Rainy River and the underwriters. The Units were separated into common shares and Convertible Debentures at the closing of the Units offering.

     The common shares sold represented approximately 51% of the total outstanding voting common shares and approximately 40.34% of the total outstanding equity of Rainy River. As a result, the Company owned 49% of the outstanding voting common shares and 59.66% of the total equity of Rainy River.

     Rainy River owned and operated a newsprint mill in Kenora, Ontario, Canada, and an uncoated groundwood papers mill in Fort Frances, Ontario, Canada. On September 28, 1994, Rainy River acquired as part of its reorganization and refinancing, including the sale of the Units and the Senior Notes, the Company's West Tacoma, Washington, newsprint mill and its associated working capital. On the same date, Rainy River also acquired the newsprint and uncoated groundwood papers marketing and sales organization of the Company. The Company recorded a receivable of approximately US$148,000,000 from Rainy River as consideration for these transactions. Rainy River and the Company also entered into an agreement whereby Rainy River will purchase from the Company, at a brokerage discount for resale to customers of Rainy River, all of the newsprint produced at the Company's mill located at DeRidder, Louisiana, for which orders have been received by Rainy River.

     On October 13, 1994 the Company received cash of
     US$181,724,000 from Rainy River which included payment of the consideration for these transactions and repayment of cash advances.

     Since the Company no longer exercised control, Rainy River was accounted for on the equity method retroactive to January 1, 1994, in the Company's historical consolidated financial statements. Sales and costs and expenses applicable to sales for Rainy River for the nine months ended September 30, 1994, were US$227,659,000 and US$240,531,000.

     In the second quarter of 1995, the Company provided
     US$32,500,000 of income taxes for the tax effect of the difference in the book and tax bases of its stock ownership in Rainy River.

     On November 1, 1995, the Company announced that the merger of Rainy River and Stone-Consolidated Corporation was completed. The new company will continue to do business as Stone-Consolidated Corporation ("Stone-Consolidated"). As a result of the transaction, Boise Cascade received approximately US$183,482,000. The Company will use the proceeds from this transaction to reduce debt, make capital investments, and enhance shareholder returns.

     The Company holds approximately 6,600,000 shares of Stone-Consolidated common stock valued on November 1, 1995, at approximately US$102,099,000, and representing approximately 6.4% of Stone-Consolidated's outstanding common stock. In addition, the Company holds approximately 2,800,000 shares of Stone-Consolidated's redeemable preferred stock valued on November 1, 1995, at approximately US$45,742,000. The Company will account for its holdings in Stone-Consolidated on the cost method.

     The unaudited pro forma consolidated financial information is presented as if these transactions had been completed as of September 30, 1995, for the pro forma consolidated condensed balance sheet and as of the first day of each period for which pro forma consolidated statements of income
     (loss) are presented.

     The pro forma financial information does not purport to be indicative of the actual financial position as it will finally be recorded, or the results of operations which would actually have been reported if the transactions had occurred on the dates or for the periods indicated, or which may be reported in the future. The pro forma financial information should be read in conjunction with the separate historical consolidated financial statements and the related notes to such financial statements of Boise Cascade and Rainy River.

2.   Pro Forma Balance Sheet

     The pro forma consolidated condensed balance sheet gives effect to the adjustments described below:

     (a)  To delete Boise Cascade's equity investment in Rainy
          River, including the net of tax cumulative translation adjustment.

     (b) To record Boise Cascade's use of net cash proceeds from the sale of its remaining interest in Rainy River to reduce long-term debt.

     (c) To record Boise Cascade's net investment in Stone-Consolidated.

     (d) To record the net gain and related net tax effects of Boise Cascade's sale of its remaining interest in Rainy
          River.

3.   Pro Forma Statement of Income for the Nine Months Ended
     September 30, 1995

     The pro forma consolidated statement of income gives effect to the adjustments described below:

     (a) To delete Boise Cascade's equity in the net income of Rainy River.

     (b) To record the reduction in interest expense resulting from interest saved due to reducing long-term debt by the amount of net proceeds received from the transaction of November 1, 1995.

     (c) To record dividend income from the Company's investment in Stone-Consolidated's redeemable preferred stock.

     (d)  To eliminate the nonrecurring charge related to Boise
          Cascade's provision for income taxes for the tax effect of the difference in the book and tax bases of its stock ownership in Rainy River.

4.   Pro Forma Statement of Loss For the Year Ended December 31,
     1994

     The pro forma consolidated statement of loss gives effect to the adjustments described below:

     (a) To delete Boise Cascade's equity in the net loss of Rainy River.

     (b) To record the reduction in revenues resulting from the Newsprint Marketing Agreement between Boise Cascade and Rainy River. Rainy River will purchase all newsprint produced at Boise Cascade's DeRidder mill, at a brokerage discount of up to 5%, for resale to Rainy River customers. Beginning in October 1994, the effects of this agreement have already been included in the historical balances as presented herein.

     (c) To record the adjustment in "Materials, labor, and other operating expenses" resulting from the Pulp Sale Agreement between Boise Cascade and Rainy River, whereby Rainy River's Fort Frances mill will continue to sell market pulp to Boise Cascade. The price paid by Boise Cascade for the pulp as defined in the agreement may have been more or less than the historical price paid by Boise Cascade. Beginning in June 1994, the effects of this agreement have already been included in the historical balances as presented herein.

     (d) To record the reduction in interest expense resulting from interest expense saved due to reducing long-term debt by the amount of net proceeds received from the transactions of October 13, 1994, and November 1, 1995.

     (e) To record dividend income from the Company's investment in Stone-Consolidated's redeemable preferred stock.

     (f) To eliminate the nonrecurring charge related to the loss recognized for the October 13, 1994, sale of Rainy
          River securities

     (g) To eliminate the nonrecurring charge associated with Boise Cascade's recognition of a charge for U.S. taxes on undistributed Canadian earnings required to be recognized as a result of the October 13, 1994, transaction.

     (h)  To record the tax effects of pro forma adjustments (b),
          (c), (d), (e), and (f).